Exhibit 99.1

November 28, 2023

The AZEK Company Announces Fourth Quarter and Full-Year Fiscal 2023 Results

Strong Fourth Quarter Financial Performance Driven by Residential Sales and Margin Execution; Significantly Improved Quarterly Net Profit Margin and Delivered Record Adjusted EBITDA Margin; Record Full-Year Operating Cash Flow and Free Cash Flow

FOURTH QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

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Consolidated Net Sales increased 27.6% year-over-year to $388.8 million
•
Residential Segment Net Sales increased 37.6% year-over-year to $349.6 million
•
Net Income increased $47.4 million year-over-year to $42.6 million; Net profit margin expanded 1,260 basis points to 11.0%
•
Adjusted EBITDA increased 63.4% year-over-year to $106.4 million; Adjusted EBITDA Margin expanded 600 basis points to 27.4%
•
EPS of $0.28 per share increased $0.31 year-over-year; Adjusted Diluted EPS of $0.36 per share increased $0.20 year-over-year
•
Net Cash Provided by Operating Activities increased $86.5 million year-over-year to $126.6 million
•
Free Cash Flow increased $83.5 million year-over-year to $92.2 million

RECENT COMPANY HIGHLIGHTS

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Residential initiatives including material conversion, channel expansion and new products continue to deliver above-market growth
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Delivered strong margin expansion in the second half of fiscal year 2023
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Generated $362.5 million of operating cash flow and $274.0 million of Free Cash Flow and returned $115.5 million to shareholders through share repurchases in fiscal year 2023
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Completed the sale of the Vycom business for gross proceeds of approximately $140 million, simplifying AZEK’s portfolio to focus on higher growth and margin accretive opportunities within Outdoor Living and Exteriors markets
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Recognized by U.S. News & World Report 2024 as one of the Best Companies to Work For in the construction and materials category and by the Chicago Tribune Top Workplaces for the 3rd year in a row

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim and StruXure™ pergolas, today announced financial results for its fourth quarter ended September 30, 2023.

CEO COMMENTS

“The AZEK team delivered strong results this quarter including 27.6% net sales growth year-over-year, a net profit margin of 11.0% and a record fourth quarter Adjusted EBITDA Margin of 27.4%. Our Residential business grew 37.6% in the fourth quarter and 4.6% year-over-year, delivering an eighth straight year of net sales growth,” said Jesse Singh, CEO of The AZEK Company. “I am very proud of how the AZEK team was able to navigate in an uncertain market and consistently deliver against our commitments. The team outperformed by executing our growth playbook to drive above-market growth and by delivering against productivity initiatives to deliver net profit margin and Adjusted EBITDA Margin expansion in the second half of the fiscal year. Our focus on cash delivered strong operating cash flow and free cash flow generation of $362.5 million and $274.0 million, respectively, and returned $115.5 million to shareholders through share repurchases,” continued Mr. Singh.

“We also made significant progress across key strategic priorities in fiscal year 2023, including simplifying our portfolio to focus on Residential building product markets through the sale of our Vycom business, which closed on November 1st of this year. Vycom is a great business, and we believe that this separation will enable better focus for each business. During the year, we launched a number of new products and continued to increase the amount of recycled content we use in our TimberTech Advanced PVC decking and AZEK ExteriorsTM products. We are well positioned to capitalize on the momentum from both our shelf space and brand awareness gains in 2023 as well as our slate of new products for 2024, including the introduction of the new and improved TimberTech Composite Terrain+ CollectionTM, new TimberTech Aluminum Framing, new TimberTech Railing Horizontal Cable Infill and new AZEK Exteriors Bevel Siding,” said Mr. Singh.

“During the fiscal fourth quarter, we continued to see strong double-digit Residential sell-through growth driven by material conversion, execution against shelf space gains across pro and retail channels, and contribution from new products in Decking, Railing and Exteriors. We drove significant margin expansion through better manufacturing utilization, productivity initiatives and material savings,” said Mr. Singh. “I would once again like to thank the entire AZEK team and our partners that support The AZEK Company for each of their contributions to this year’s results,” said Mr. Singh. “AZEK’s fiscal year 2023 Residential net sales have increased 86.6% versus fiscal year 2019, highlighting the attractiveness, strength and resilience of our business model, and the markets we play in that include categories targeting material conversion. Our team’s focus on operational execution to drive above-market growth and margin expansion – even across difficult market conditions – positions us well as we begin fiscal year 2024,” continued Mr. Singh.

FOURTH QUARTER FISCAL 2023 CONSOLIDATED RESULTS

Net sales for the three months ended September 30, 2023 increased by $84.2 million, or 27.6%, to $388.8 million from $304.6 million for the three months ended September 30, 2022. The increase was primarily due to strong volume growth in our Residential segment, partially offset by volume declines in our Commercial segment, as expected. Net sales for the three months ended September 30, 2023 increased for our Residential segment by $95.4 million, or 37.6%, and decreased for our Commercial segment by $11.2 million, or 22.4%, in each case as compared to the prior year period. Within our Commercial segment, net sales for the three months ended September 30, 2023 decreased for Vycom by 32.8% and decreased for Scranton Products by 11.2%, in each case as compared to the prior year period.

Net income (loss) increased by $47.4 million to $42.6 million, or $0.28 per share, for the three months ended September 30, 2023, compared to $(4.8) million, or $(0.03) per share, for the three months ended September 30, 2022. Net profit margin expanded 1,260 basis points to 11.0% for the three months ended September 30, 2023, as compared to net profit margin of (1.6%) for the three months ended September 30, 2022.

Adjusted EBITDA increased by $41.3 million to $106.4 million for the three months ended September 30, 2023, compared to Adjusted EBITDA of $65.1 million for the three months ended September 30, 2022. Adjusted EBITDA Margin expanded 600 basis points to 27.4% from 21.4% for the prior year period.

Adjusted Net Income increased by $29.0 million to $53.5 million, or Adjusted Diluted EPS of $0.36 per share, for the three months ended September 30, 2023, compared to Adjusted Net Income of $24.5 million, or Adjusted Diluted EPS of $0.16 per share, for the three months ended September 30, 2022.

YEAR ENDED SEPTEMBER 30, 2023 CONSOLIDATED RESULTS

Net sales for the year ended September 30, 2023 increased by $14.7 million, or 1.1%, to $1,370.3 million from $1,355.6 million for the year ended September 30, 2022. The increase was primarily attributable to higher sales in our Residential segment, which grew by 4.6%, partially offset by our Commercial segment which decreased by 21.1%, in each case as compared to the prior year. Within our Commercial segment, net sales for the year ended September 30, 2023 decreased for Vycom by 29.4% and decreased for Scranton Products by 9.4%, in each case as compared to the prior year.

Net income decreased by $7.3 million to $68.0 million, or $0.45 per share, for the year ended September 30, 2023 compared to net income of $75.2 million, or $0.49 per share, for the year ended September 30, 2022. This was primarily driven by the channel and AZEK inventory recalibration resulting in underutilization of manufacturing capacity in the first half of the year in addition to increases in general and administrative expenses and an increase in interest expense due to higher interest rates on outstanding debt and a higher average principal balance outstanding during the year ended September 30, 2023. Net profit margin declined 50 basis points to 5.0% for the year ended September 30, 2023, compared to net profit margin of 5.5% for the year ended September 30, 2022.

Adjusted Net Income was $111.7 million, or Adjusted Diluted EPS of $0.74 per share, for the year ended September 30, 2023, compared to Adjusted Net Income of $149.3 million, or Adjusted Diluted EPS of $0.97 per share, for the twelve months ended September 30, 2022.

Adjusted EBITDA for the year ended September 30, 2023 decreased by $9.8 million to $291.2 million from $301.0 million for the year ended September 30, 2022. Adjusted EBITDA Margin declined 90 basis points to 21.3% from 22.2% for the prior year period. As previously noted, Adjusted EBITDA Margin was impacted by the inventory recalibration and underutilization of manufacturing capacity in the first half of the year, and as the year progressed AZEK saw benefits from ongoing productivity and material savings initiatives.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of September 30, 2023, the Company had cash and cash equivalents of $278.3 million and approximately $147.2 million available for future borrowings under our Revolving Credit Facility. Total gross debt, including finance leases, as of September 30, 2023, was $672.5 million.

Net Cash Provided by Operating Activities for the three months ended September 30, 2023, increased by $86.5 million year-over-year to $126.6 million. Free Cash Flow for the three months ended September 30, 2023, increased by $83.5 million year-over-year to $92.2 million.

During the quarter, the Company repurchased approximately 1.9 million shares of its Class A common stock for an aggregate purchase price of approximately $60.6 million.

OUTLOOK

AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details. Starting in fiscal year 2024, AZEK expects to combine all corporate expenses into its Residential reporting segment and expects to continue reporting Scranton Products within the Commercial reporting segment.

“We continue to see positive Residential sell-through growth, and demand indicators from our customer surveys and digital metrics remain constructive as we begin fiscal year 2024. Channel inventories are conservatively positioned through our fiscal year-end, and we are proactively managing our finished goods inventory levels to maintain high-levels of service. While we continue to see favorable demand indicators, we acknowledge there is continued macroeconomic uncertainty that may weigh on consumer confidence. Our fiscal year 2024 planning assumptions assume flat-to-down low single-digits repair & remodel market growth, and consistent with our historical track-record, we would expect to outperform the market driven by AZEK-specific initiatives including material conversion, channel expansion, new product innovations and consumer journey initiatives,” said Mr. Singh.

For the full-year fiscal 2024, AZEK expects consolidated net sales in the range of $1.335 to $1.395 billion and Adjusted EBITDA in the range of $320 to $335 million. Following the sale of the Vycom business, AZEK expects the remaining Commercial segment’s Scranton Products business to deliver net sales in the range of $70 to $74 million and Adjusted EBITDA in the range of $14 to $16 million. Excluding the Commercial segment, AZEK’s net sales guidance range would imply 3% to 8% year-over-year growth and 18% to 23% year-over-year growth in Adjusted EBITDA when combining corporate expenses with our Residential Segment Adjusted EBITDA. Capital expenditures for fiscal year 2024 are expected to be in the range of $70 to $95 million.

For the first quarter of fiscal 2024, AZEK expects consolidated net sales in the range of $230 to $236 million and Adjusted EBITDA in the range of $45 to $48 million.

“We remain incredibly excited about the long-term material conversion opportunity ahead of us in the large and fast-growing outdoor living and home exteriors markets that AZEK plays in. Our fiscal year 2023 results reflect the strength of our industry-leading positioning, our focus on strategic growth initiatives, the resiliency of our markets and the significant margin expansion opportunities ahead of us. These results reaffirm our confidence in our long-term financial targets of driving double-digit annual net sales growth and expanding our Adjusted EBITDA Margin to the targeted approximately 27.5% by the end of fiscal year 2027,” concluded Mr. Singh.

CONFERENCE CALL AND WEBSITE INFORMATION

AZEK will hold a conference call to discuss the results today, Tuesday, November 28, 2023, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://conferencingportals.com/event/BvLjpLVH. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (647) 362- 9199. The conference ID for the replay is 63923. The replay will be available until 10:59 p.m. (CT) on December 12, 2023. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure™ pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and a winner of the 2023 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. In particular and unless specifically provided herein, no financial information for fiscal year 2024, including operating results or otherwise, should be inferred or extrapolated from the guidance provided in this earnings release. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans; statements about potential new products and product innovation; statements regarding the potential impact of global health pandemics or geopolitical conflicts, such as the conflict between Russia and Ukraine and conflicts in the Middle East; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, such as our ability to effectively manage inventory in our distribution channels, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities; statements about our production levels and our ability to successfully manage such levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs, acquisition costs and certain other costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.

Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.

We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period. For example, we add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

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These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

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These measures do not reflect changes in, or cash requirements for, our working capital needs;
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Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
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Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
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Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude the expense of amortization of our assets, and Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin also exclude the expense of depreciation of our assets, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future;
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Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;
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Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and
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Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

In addition, we provide Free Cash Flow, which is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less purchases of property, plant and equipment. We believe Free Cash Flow is useful to investors as an important liquidity measure of the cash that is available to us after capital expenditures. Free Cash Flow is used by our management as a measure of our ability to generate and use cash, including in order to invest in future growth, fund acquisitions, return capital to our stockholders and repay indebtedness. Our use of Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under GAAP. Some of these limitations are:

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Free Cash Flow is not a substitute for net cash provided by (used in) operating activities, including because our capital expenditures as a manufacturing company can be significant and can vary from period to period;
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Free Cash Flow does not reflect our future contractual commitments or mandatory debt repayments and accordingly does not represent residual cash flow available for discretionary expenditures or the total increase or decrease in our cash balance for a given period; and
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Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2023 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

	As of September 30,
	2023	2022
ASSETS:
Current assets:
Cash and cash equivalents	$ 278,314	$ 120,817
Trade receivables, net of allowances	57,660	90,159
Inventories	221,101	299,905
Prepaid expenses	13,595	17,212
Other current assets	12,300	2,501
Total current assets	582,970	530,594
Property, plant and equipment, net	501,023	517,913
Goodwill	994,271	993,995
Intangible assets, net	199,497	245,835
Other assets	87,793	94,754
Total assets	$ 2,365,554	$ 2,383,091
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$ 56,015	$ 48,987
Accrued rebates	60,974	50,479
Accrued interest	260	4,436
Current portion of long-term debt obligations	6,000	6,000
Accrued expenses and other liabilities	71,994	72,589
Total current liabilities	195,243	182,491
Deferred income taxes	56,330	65,195
Long-term debt — less current portion	580,265	584,879
Other non-current liabilities	104,073	106,083
Total liabilities	$ 935,911	$ 938,648
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at September 30, 2023 and September 30, 2022, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 155,967,736 shares issued at September 30, 2023, and 155,157,220 issued at September 30, 2022	156	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at September 30, 2023 and September 30, 2022	—	—
Additional paid-in capital	1,662,322	1,630,378
Accumulated deficit	(45,047)	(113,002)
Accumulated other comprehensive income (loss)	1,878	—
Treasury stock, at cost, 8,268,423 shares at September 30, 2023 and 4,116,570 shares at September 30, 2022	(189,666)	(73,088)
Total stockholders’ equity	1,429,643	1,444,443
Total liabilities and stockholders’ equity	$ 2,365,554	$ 2,383,091

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended September 30,		Years Ended September 30,
	2023	2022	2023	2022
Net sales	$ 388,812	$ 304,632	$ 1,370,316	$ 1,355,586
Cost of sales	239,111	232,768	932,663	946,266
Gross profit	149,701	71,864	437,653	409,320
Selling, general and administrative expenses	84,951	67,478	305,162	279,889
Other general expenses	—	—	1,065	—
Loss (gain) on disposal of plant, property and equipment	(29)	179	249	496
Operating income	64,779	4,207	131,177	128,935
Other expenses:
Interest expense, net	8,812	6,180	39,293	24,956
Total other expenses	8,812	6,180	39,293	24,956
Income (loss) before income taxes	55,967	(1,973)	91,884	103,979
Income tax expense	13,324	2,803	23,929	28,754
Net income (loss)	$ 42,643	$ (4,776)	$ 67,955	$ 75,225
Other comprehensive income:
Unrealized gain due to change in fair value of derivatives, net of tax	$ 1,187	$ —	$ 1,878	$ —
Total other comprehensive income	1,187	—	1,878	—
Comprehensive income (loss)	$ 43,830	$ (4,776)	$ 69,833	$ 75,225

Net income (loss) per common share:
Basic	$ 0.29	$ (0.03)	$ 0.45	$ 0.49
Diluted	$ 0.28	$ (0.03)	$ 0.45	$ 0.49

Weighted average shares used in calculating net income (loss) per common share:
Basic	148,824,202	151,459,182	150,162,256	153,510,110
Diluted	150,522,274	151,459,182	150,849,896	154,517,843

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Years Ended September 30,
	2023	2022
Operating activities:
Net income	$ 67,955	$ 75,225
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation expense	86,206	67,996
Amortization expense	46,338	50,537
Non-cash interest expense	1,647	5,638
Non-cash lease expense	(251)	(275)
Deferred income tax expense	(9,487)	19,684
Non-cash compensation expense	18,518	27,512
Loss on disposition of property, plant and equipment	2,220	496
Bad debt provision	731	290
Changes in operating assets and liabilities:
Trade receivables	31,768	(8,545)
Inventories	78,688	(97,459)
Prepaid expenses and other current assets	(3,675)	(4,300)
Accounts payable	22,596	(32,146)
Accrued expenses and interest	17,416	(1,345)
Other assets and liabilities	1,872	2,527
Net cash provided by operating activities	362,542	105,835
Investing activities:
Purchases of property, plant and equipment	(88,545)	(170,938)
Proceeds from sale of property, plant and equipment	202	649
Purchases of intangible assets	—	(1,500)
Acquisitions, net of cash acquired	(161)	(108,387)
Net cash used in investing activities	(88,504)	(280,176)
Financing activities:
Proceeds under Revolving Credit Facility	25,000	40,000
Payments under Revolving Credit Facility	(25,000)	(40,000)
Payments of Term Loan Agreement	—	(467,654)
Proceeds from 2022 Term Loan Agreement	—	595,500
Payments on 2022 Term Loan Agreement	(6,000)	—
Payments of debt issuance costs related to 2022 Term Loan Agreement	—	(3,442)
Repayments of finance lease obligations	(2,619)	(3,865)
Payments of INTEX contingent consideration	(5,850)	—
Exercise of vested stock options	14,954	5,995
Cash paid for shares withheld for taxes	(1,528)	(429)
Purchases of treasury stock	(115,498)	(81,483)
Net cash provided by (used in) financing activities	(116,541)	44,622
Net increase (decrease) in cash and cash equivalents	157,497	(129,719)
Cash and cash equivalents at beginning of period	120,817	250,536
Cash and cash equivalents at end of period	$ 278,314	$ 120,817
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$ 41,728	$ 14,899
Cash paid for income taxes, net	34,480	10,549
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$ 7,703	$ 29,562
Right-of-use operating and finance lease assets obtained in exchange for	3,830	33,400

lease liabilities

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our audited Consolidated Financial Statements for the three months and years ended September 30, 2023 and 2022.

	Three Months Ended September 30,				Years Ended September 30,
(U.S. dollars in thousands)	2023	2022	$ Variance	% Variance	2023	2022	$ Variance	% Variance
Net sales	$ 349,658	$ 254,196	$ 95,462	37.6%	$ 1,222,866	$ 1,168,751	$ 54,115	4.6%
Segment Adjusted EBITDA	117,968	64,503	53,465	82.9%	329,853	323,377	6,476	2.0%
Segment Adjusted EBITDA Margin	33.7%	25.4%	N/A	N/A	27.0%	27.7%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our audited Consolidated Financial Statements for the three months and years ended September 30, 2023 and 2022.

x	Three Months Ended September 30,				Years Ended September 30,
(U.S. dollars in thousands)	2023	2022	$ Variance	% Variance	2023	2022	$ Variance	% Variance
Net sales	$ 39,154	$ 50,436	$ (11,282)	(22.4)%	$ 147,450	$ 186,835	$ (39,385)	(21.1)%
Segment Adjusted EBITDA	9,245	14,562	(5,317)	(36.5)%	31,008	40,255	(9,247)	(23.0)%
Segment Adjusted EBITDA Margin	23.6%	28.9%	N/A	N/A	21.0%	21.5%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2023	2022	2023	2022
Net income (loss)	$ 42,643	$ (4,776)	$ 67,955	$ 75,225
Interest expense	8,812	6,180	39,293	24,956
Depreciation and amortization	34,005	31,803	132,544	118,533
Tax expense	13,324	2,803	23,929	28,754
Stock-based compensation costs	4,957	4,259	18,704	18,105
Acquisition and divestiture costs (1)	2,355	4,405	6,890	13,406
Secondary offering costs	—	—	1,065	—
Inventories (2)	—	19,297	—	19,297
Other costs (3)	262	1,105	843	2,764
Total adjustments	63,715	69,852	223,268	225,815
Adjusted EBITDA	$ 106,358	$ 65,076	$ 291,223	$ 301,040

X	Three Months Ended September 30,		Years Ended September 30,
	2023	2022	2023	2022
Net profit margin	11.0%	-1.6%	5.0%	5.5%
Interest expense	2.3%	2.0%	2.9%	1.8%
Depreciation and amortization	8.7%	10.5%	9.6%	8.7%
Tax expense	3.4%	1.0%	1.7%	2.2%
Stock-based compensation costs	1.3%	1.4%	1.4%	1.4%
Acquisition and divestiture costs	0.6%	1.4%	0.5%	1.0%
Secondary offering costs	0.0%	0.0%	0.1%	0.0%
Inventories	0.0%	6.3%	0.0%	1.4%
Other costs	0.1%	0.4%	0.1%	0.2%
Total adjustments	16.4%	23.0%	16.3%	16.7%
Adjusted EBITDA Margin	27.4%	21.4%	21.3%	22.2%

(1) Acquisition and divestiture costs reflect costs related to divestiture of $2.4 million, $0.4 million, $3.0 million and $0.5 million for fourth quarters 2023 and 2022 and fiscal years 2023 and 2022, respectively, costs directly related to completed acquisitions of $3.8 million, $3.9 million and $11.5 million for fourth quarter 2022 and fiscal years 2023 and 2022, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.2 million and $1.4 million for fourth quarter 2022 and fiscal year 2022, respectively.

(2) During the fourth quarter of fiscal year 2022, we updated the process by which we estimate the value of our inventory. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.

(3) Other costs reflect reduction in workforce costs of $0.3 million, $0.9 million, $0.5 million and $1.6 million for fourth quarters 2023 and 2022 and fiscal years 2023 and 2022, respectively, legal expenses of $0.2 million, $0.3 million and $0.9 million for fourth quarter 2022 and fiscal years 2023 and 2022, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million for fiscal year 2022, and other costs of $0.2 million for fiscal year 2022.

Adjusted Gross Profit Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2023	2022	2023	2022
Gross profit	$ 149,701	$ 71,864	$ 437,653	$ 409,320
Depreciation and amortization (1)	25,094	22,689	95,810	82,099
Inventories (2)	—	19,297	—	19,297
Acquisition costs (3)	—	165	—	1,373
Other costs (4)	18	185	134	509
Adjusted Gross Profit	$ 174,813	$ 114,200	$ 533,597	$ 512,598

	Three Months Ended September 30,		Years Ended September 30,
	2023	2022	2023	2022
Gross margin	38.5%	23.6%	31.9%	30.2%
Depreciation and amortization	6.5%	7.4%	7.0%	6.1%
Inventories	0.0%	6.3%	0.0%	1.4%
Acquisition costs	0.0%	0.1%	0.0%	0.1%
Other costs	0.0%	0.1%	0.0%	0.0%
Adjusted Gross Profit Margin	45.0%	37.5%	38.9%	37.8%

(1)
Depreciation and amortization for fourth quarters 2023 and 2022, and for fiscal years 2023 and 2022, consists of $20.7 million, $17.5 million, $77.6 million and $61.6 million, respectively, of depreciation, and $4.4 million, $5.2 million, $18.2 million and $20.5 million, respectively, of amortization of intangible assets, comprised of intangibles relating to our manufacturing processes.
(2)
During the fourth quarter of fiscal year 2022, we updated the process by which we estimate the value of our inventory. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.
(3)
Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(4)
Other costs include reduction in workforce costs of $0.2 million, $0.1 million and $0.5 million for fourth quarter 2022 and fiscal years 2023 and 2022, respectively.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income (loss)	$ 42,643	$ (4,776)	$ 67,955	$ 75,225
Amortization	11,303	12,571	46,338	50,537
Stock-based compensation costs (1)	903	1,330	4,326	6,554
Acquisition and divestiture costs (2)	2,355	4,405	6,890	13,406
Secondary offering costs	—	—	1,065	—
Inventories (3)	—	19,297	—	19,297
Other costs (4)	262	1,105	843	2,764
Capital structure transaction costs (5)	—	—	—	5,112
Tax impact of adjustments (6)	(3,920)	(9,445)	(15,684)	(23,627)
Adjusted Net Income	$ 53,546	$ 24,487	$ 111,733	$ 149,268

	Three Months Ended September 30,		Years Ended September 30,
	2023	2022	2023	2022
Net income (loss) per common share — diluted	$ 0.28	$ (0.03)	$ 0.45	$ 0.49
Amortization	0.08	0.08	0.30	0.33
Stock-based compensation costs	0.01	0.01	0.03	0.05
Acquisition and divestiture costs	0.02	0.02	0.04	0.08
Secondary offering costs	—	—	0.01	—
Inventories	—	0.13	—	0.12
Other costs	—	0.01	0.01	0.02
Capital structure transaction costs	—	—	—	0.03
Tax impact of adjustments	(0.03)	(0.06)	(0.10)	(0.15)
Adjusted Diluted EPS (7)	$ 0.36	$ 0.16	$ 0.74	$ 0.97

(1)
Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)
Acquisition and divestiture costs reflect costs related to divestiture of $2.4 million, $0.4 million, $3.0 million and $0.5 million for fourth quarters 2023 and 2022 and fiscal years 2023 and 2022, respectively, costs directly related to completed acquisitions of $3.8 million, $3.9 million and $11.5 million for fourth quarter 2022 and fiscal years 2023 and 2022, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.2 million and $1.4 million for fourth quarter 2022 and fiscal year 2022, respectively.
(3)
During the fourth quarter of fiscal year 2022, we updated the process by which we estimate the value of our inventory. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.
(4)
Other costs reflect reduction in workforce costs of $0.3 million, $0.9 million, $0.5 million and $1.6 million for fourth quarters 2023 and 2022 and fiscal years 2023 and 2022, respectively, legal expenses of $0.2 million, $0.3 million and $0.9 million for fourth quarter 2022 and fiscal years 2023 and 2022, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million for fiscal year 2022, and other costs of $0.2 million for fiscal year 2022.
(5)
Capital structure transaction costs include third party costs related to our refinancing of our term loan agreement of $5.1 million for fiscal year 2022.
(6)
Tax impact of adjustments is based on applying a combined U.S. federal and state statutory tax rate of 26.5% for fourth quarter 2023 and fiscal year 2023 and 24.5% for fourth quarter 2022 and fiscal year 2022.
(7)
Weighted average common shares outstanding used in computing diluted net income (loss) per common share is 150,522,274 shares for fourth quarter 2023, 151,759,572 shares for fourth quarter 2022, 150,849,896 shares for fiscal year 2023, and 154,517,843 shares for fiscal year 2022.

Free Cash Flow Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$ 126,649	$ 40,135	$ 362,542	$ 105,835
Less: Purchases of property, plant and equipment	(34,486)	(31,447)	(88,545)	(170,938)
Free Cash Flow	$ 92,163	$ 8,688	$ 273,997	$ (65,103)
Net cash used in investing activities	$ (34,457)	$ (54,367)	$ (88,504)	$ (280,176)
Net cash provided by (used in) financing activities	$ (58,475)	$ (24,572)	$ (116,541)	$ 44,622

Net Leverage Reconciliation

Year Ended September 30,
(In thousands)	2023
Net income	$ 67,955
Interest expense	39,293
Depreciation and amortization	132,544
Tax expense	23,929
Stock-based compensation costs	18,704
Acquisition and divestiture costs	6,890
Secondary offering costs	1,065
Other costs	843
Total adjustments	223,268
Adjusted EBITDA	$ 291,223
Long-term debt — less current portion	$ 580,265
Current portion	6,000
Unamortized deferred financing fees	3,996
Unamortized original issue discount	3,739
Finance leases	78,495
Gross debt	$ 672,495
Cash and cash equivalents	(278,314)
Net debt	$ 394,181
Net leverage	1.4x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Source: The AZEK Company Inc.